Exhibit 99.1

LIQUIDITY SERVICES, INC.

Q4 2015 Earnings Call — November 19, 2015

Operator: Good day, ladies and gentlemen, and welcome to the Liquidity Services Fourth Quarter and Fiscal Year 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today’s program is being recorded.

I would now like to introduce your host for today’s program, Julie Davis, Senior Director of Investor Relations. Please go ahead.

Julie Davis

Senior Director-Investor Relations

Thank you, Jonathan. Hello and welcome to our fourth quarter and fiscal year 2015 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, November 19, 2015, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non- GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

Additionally, our guidance for the first quarter of fiscal year 2016 adjusts EBITDA and diluted EPS for, one, acquisition costs, impairment of goodwill, long-lived assets, business realignment expenses and gains or losses from business disposition; and two, for stock-based compensation costs, which we estimate to be approximately $3.5 million to $4 million for the first quarter of fiscal year 2016. These stock-based compensation costs are consistent with fiscal year 2015.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thank you, Julie. Good morning and welcome to our Q4 earnings call. I’ll review our Q4 performance and provide an update on key strategic initiatives. Next, Kathy Domino will provide more details on the quarter. Finally, Jorge Celaya, will provide our outlook for the current quarter.

Liquidity Services reported Q4 results in line with our guidance on both the top and bottom line led by our state and municipal government marketplace, and our industrial capital assets marketplace, which both experienced double-digit growth this quarter, driven by an increase in the number of sellers and transaction volume in these verticals. We experienced a decline in the availability of supply in our consumer electronics vertical and unfavorable industry trends in our energy vertical, which impacted pricing and transaction volume during the quarter.

In addition, several large capital assets projects were delayed as clients continue to evaluate the business climate and their willingness to transact under current market conditions. During the quarter, we grew our registered buyer base and number of completed transactions 9% and 4% respectively, over the prior year period. During the quarter, we also signed over 40 new commercial accounts, including 11 in the energy vertical, who are taking a more strategic view of investment recovery activities.

Our state and local marketplace added over 200 new agency clients, including attractive new metropolitan areas in California, Washington, and Canada. Overall, we continue to do an excellent job in winning new client engagements and our attention is now focused on converting these clients to transacting customers. Clients continue to rely on us to help them assess the value of their assets and determine the optimal sales method to maximize recovery both in the U.S. and throughout the globe.

Q4 capped off a productive year in our Asia Pacific region, which grew over 100% annually, as more international clients and buyers leveraged the superior service, scale and results of our marketplace solution. In fact during the quarter, we completed transactions in every major region of the world, including Australia, Brazil, Canada, China, Germany, Malaysia, Mexico, Philippines, South Africa, United Kingdom and Vietnam.

Our GovDeals state and municipal government marketplace also achieved record annual results, with impressive growth in the U.S. and successful expansion in Canada.

We exited the year in a strong financial position with $95.5 million in cash and a debt-free balance sheet. Together with the approximately $33.5 million of cash benefit expected from our recent sale of the Jacobs Trading business, we will have $129 million in cash, equivalent to $4 per share, to support our growth strategy.

Our long-term objective remain as follows: one, invest in new services and capabilities to support customer needs; second, integrate our business to create scale advantages in our buyer base, operations and service capabilities; and finally, enable our business to drive further operating leverage as we grow.

We are investing aggressively in our multiyear LiquidityOne transformation program based on the massive growth opportunities we see ahead to leverage our knowledge, platform and capabilities. Macro trends in globalization, the growth of e-commerce, and increased emphasis on sustainability, will drive the need for scalable, global solutions to manage reverse supply chain activities. We are the company that will deliver those solutions.

In response to what our customers want and need to improve their own performance, we are building the next generation of cloud-based marketplace, analytics, and returns management solutions that will transform how the world’s largest organizations capture value in their supply chain and leverage our unique insights from transacting over $6 billion in surplus goods.

We recently began sharing a beta version of our products with strategic customers, and they are playing an active role in the development and testing of our new LiquidityOne platform. Thus far, the feedback has been very positive. We expect our first marketplace to go live on the new LiquidityOne platform in the summer of 2016 with staggered releases over the next several quarters thereafter.

Finally, there still remain a number of unresolved operational and contractual details related to phasing in our new DoD Surplus Contract, and we are working together with our agency partner to prioritize and resolve all open items. We will continue to update shareholders as we conclude this process. And as noted in an 8-K released this morning, we will continue to process and receive selected products through the end of calendar year 2016 under our old Surplus Contract.

In summary, we are in the midst of a major investment cycle to develop game changing new products for our customers and integrate our business to deliver superior service, scale and results. Our costs during this transition process will be elevated and we will also face a drag on productivity as we implement new ways of doing business. We will have uneven periods of financial performance as we execute our strategy. However, what will emerge will be a much more diversified, scalable organization focused entirely on growth and reverse supply chain.

Now let me turn it over to Kathy for more details on Q4 results.

Kathy Domino

Chief Accounting Officer

Thanks, Bill. We finished the fourth quarter of fiscal year 2015 at the higher end of our guidance in GMV, adjusted EBITDA and above in adjusted EPS. We saw strong performance in our state and local government business, as we increased our number of sellers and continue to expand into the Western United States and Canada. Our DoD businesses were down year-over-year due to decreased property flows and lower commodity prices. Decreases in product flows around consumer electronics and softness in the buyer market drove retail volumes lower in our consumer goods marketplaces, but margins have improved due to increase efficiencies. Our capital assets business continues to be challenged in the energy sector.

Next, I will comment on our fourth quarter and full year results. Please note the comparative financial results reflect the reset of our base business following the loss of our Department of Defense rolling stock program, the removal of our Walmart-Jacobs Trading program, and our LiquidityOne investment program.

Total growth merchandise volume, or GMV, decreased to $170.7 million, down 23.8% for the fourth quarter and to $799 million, down 14.2% for the fiscal year. GMV in our GovDeals, or state and local government marketplace, increased to $53.4 million, up 19.6% for the fourth quarter and to a record $198.7 million, up 15.9% for the fiscal year, as we continue to add new clients, bringing total clients to over 8,100 out of potential 88,000 and thus further penetrating the $3 billion state and local government market.

GMV in our DoD scrap marketplace decreased to $11.7 million, or 30.2% for the fourth quarter and to $60.8 million down 14.7% for the year, as a result of decreased property flow from the DoD and lower commodity prices.

GMV in our DoD surplus marketplace decreased to $19.6 million or 34.9% for the fourth quarter, and to $98.2 million, down 26.2% for the fiscal year as a result of decreased flow of lower value property from the DoD.

GMV in our commercial marketplaces decreased to $86 million or 35% for the fourth quarter, and to $441.1 million, down 20.6% for the fiscal year, as a result of reduced product flows in our retail and energy verticals.

Total revenue decreased to $79.3 million or 33% for the fourth quarter, and decreased to $397.1 million, down 19.9% for the fiscal year, primarily due to the decrease in GMV already discussed.

I will now discuss certain fourth quarter and fiscal year 2015 expense line items and will not provide detailed explanations for changes in the fiscal year when those explanations are similar to the ones previously discussed in my comparison to the fourth quarter.

Technology and operations expenses decreased 13% to $23.3 million for the fourth quarter, primarily due to decreases in staff and temporary wages, including stock-based compensation, as a result of our business realignment initiative, performance-based compensation costs and lower warehouse and temporary storage fees due to the decreases in inventory balances. As a percentage of revenue, these expenses increased to 29.4% from 22.6%, primarily due to the decreases in revenue, as discussed above. Technology and operations expenses decreased 8.4% to $99.7 million for the fiscal year. As a percentage of revenue, these expenses increased to 25.1% from 22%.

Sales and marketing expenses decreased 8.8% to $10 million for the fourth quarter, primarily due to decreases in staff wages, including stock-based compensation as a result of our business realignment initiative. As a percentage of revenue, these expenses increased to 12.6% from 9.2%, primarily due to the decrease in revenue. Sales and marketing expenses decreased 1.2% to $41.5 million for the fiscal year, which is not significant. As a percentage of revenue, these expenses increased to 10.5% from 8.4%.

General and administrative expenses decreased 22.1% to $10 million for the fourth quarter due to decreases in, one, performance-based compensation costs; two, staff wages including stock-based compensation as a result of our business realignment initiative; and three, streamlining our global operations and lowering our general and administrative expenses. As a percentage of revenue, general and administrative expenses increased to 12.6% from 10.8%, primarily due to the decrease in revenue. General and administrative expenses decreased 16.2% to $41.4 million for the fiscal year. As a percentage of revenue, these expenses increased to 10.4% from 10%.

Adjusted EBITDA decreased 79.2% for the fourth quarter to $1.9 million, mostly due to the decreases in our commercial marketplaces and DoD businesses discussed above. Adjusted EBITDA decreased 47.5% for the fiscal year to $33.1 million.

Adjusted net income decreased 50.4% to $2 million for the fourth quarter and decreased 38.4% to $20 million for the fiscal year. Adjusted diluted earnings per share decreased 46.2% to $0.07 for the fourth quarter, based on approximately 30 million diluted weighted average shares outstanding. Adjusted diluted earnings per share decreased 41.7% to $0.60 for the fiscal year based on approximately 30 million diluted weighted average shares outstanding.

During the fourth quarter, Liquidity Services generated $3.9 million of operating cash flow, a decrease of 41.6% from the prior year. During the fiscal year, we generated $43.5 million of operating cash flow, an increase of 266.8% from prior year.

We continue to have a strong debt-free balance sheet. At September 30, 2015, we had a cash balance of $95.5 million, which included current assets of $188.4 million, total assets of $288.5 million and $119.2 million in working capital. Capital expenditures during the quarter were $1.9 million and $7.3 million for the fiscal year. Our budget for capital expenditures for the fiscal year was $8 million to $9 million.

I will now turn it over to Jorge for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive VP

Thank you, Kathy, and good morning, everyone. We expect 2016 to be a year marked by a reset, indicative of our fourth quarter and our expected first quarter financial performance. While we focus on building our new service offerings and marketplace platform to meet the needs of our clients globally and be in a better position to serve how organizations manage and sell surplus assets.

Of particular importance is our ability to leverage this investment to offer both full service and self-service capabilities to both large and mid-sized organizations throughout the supply chain. As we look to the first quarter, our focus remains on strategic investments and our LiquidityOne initiative and enhancing the capabilities of our platform for our clients. We expect to incur increased costs during this phase throughout 2016 and 2017.

Our comparative results are also expected to continue to be impacted by lower ASPs and volume in our consumer electronics vertical, continued adverse macroeconomic conditions in our energy marketplace, lower commodity prices. And variability in the timing of large asset sales in our commercial capital assets marketplaces related to both underwritten and consignment programs.

As our business undergoes transformation, we are excited about the long-term value we are creating even as our results in the short term maybe less indicative of that progress. Management guidance for the next fiscal quarter is as follows. We expect GMV for the first quarter of fiscal year 2016 to range from $140 million to $160 million. We expect adjusted EBITDA to range from a negative $2 million, to a positive $2 million, and adjusted earnings per diluted share to range from minus $0.09 to breakeven. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.1 million, and that we will not repurchase shares of the approximately $5.1 million yet to be expended under the share repurchase program.

We will now take your questions.

Operator: [Operator Instructions] Our first question comes from the line of Colin Sebastian from Robert Baird. Your question, please.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay. Thanks. Good morning, guys. I guess first off, how much spending was there in aggregate on the LiquidityOne platform in fiscal 2015, and what would you expect that to be in fiscal 2016 as a whole? And then secondly, looking beyond the first quarter as guidance, factoring in the efficiency gains that you’ve talked about through the next fiscal year, should we expect EBITDA to ramp sequentially as you move through fiscal 2016 off of the flat base in Q1?

William P. Angrick

Chairman & Chief Executive Officer

First, let me just describe the context of fiscal 2015 with regard to LiquidityOne. A lot of the effort there, Colin, relates to people and internal resources to design and effectively begin the build process of LiquidityOne. That has a couple impacts. One, the actual cost of those FTEs dedicated to LiquidityOne; and second, the opportunity cost both for IT-specific resources and then the rest of our operations and management team not dedicating that time to growth initiatives in the normal business context.

So that begins to elevate as we move into fiscal 2016, where we start to add resources that includes third-party consultative resources for project management and actual rollout of new software that we’re using in areas like HRIS, inventory management, ERP systems, and the further build of the LiquidityOne modules that support customer management, transaction management, property management, and financial settlement.

So, there is an elevated spend as we move into Q1 from where we’ve been in the recent past. The numbers I believe are in the $1 million to $2 million range per quarter, that is up from the prior year run rate and that will remain elevated during fiscal 2016. Relative to EBITDA and how that rolls out sequentially through the fiscal year, look, we have multiple headwinds that have conspired really at the same time to make the current environment very, what I would call, tempered for our business.

Certainly, the macro weakness in energy is profound. I think if you look at the oil price in October and November of last year versus this year, it’s down over 50% and that similarly is the type of year-over-year decline we’ve experienced in energy. Lower commodity prices for things like stainless steel, aluminum and copper have affected the scrap business profoundly as well. There’s also a reset in the material that’s flowing through that legacy DoD business and the follow-on contract which is down year-over-year, and we indicated that softness in the consumer electronics vertical, which is an industry-wide issue, unit volumes and average sales prices are down. Those are all headwinds that affect the current business.

We have huge operating leverage in the business, presently. We have infrastructure capacity to more than double or triple the business without incurring incremental fixed costs independent of a the lot investment. So we’re identifying opportunities to position ourselves as a service provider that manages not only the valuation in sales inventory, but returns management, return to vendor. Some of that is fee-for-service business that doesn’t show on GMV. And our view is that if we have even modest recovery in any of these headwinds that we will have sequential growth in EBITDA as we go through the quarter. The difficulty for us is to give precise guidance in light of these various macro factors that affect our business, and frankly affect everyone in the supply chain.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay. That’s helpful, Bill. Thanks. And then maybe as a follow-up to your comments on the capital assets segment and the delayed projects, what’s specifically holding these partners back? Are they awaiting more of the services layer or the LiquidityOne rollout, or are they just more specific to each of those potential partners? If you could add some detail.

William P. Angrick

Chairman & Chief Executive Officer

Well, couple points. One is that we’ve invited strategic customers to partner with us, and provide feedback on the requirements that they have to drive efficiencies in their business, and we’ve begun that beta testing exercise. And these clients are very enthusiastic about how we can play a more strategic role in managing the flow of assets, the valuation and analysis of assets, and ultimately, saving those costs by bundling returns management with the disposition activities. So, certain business will naturally flow to us as we complete various service layers of the LiquidityOne program. We also have multiple ways that LiquidityOne capabilities will be monetized in the future.

So, whether that is extending our technology as a service, whether it’s self-service capabilities, where we unbundle components of what we do for clients and they do it on their own, ability to concentrate buyer activity in one platform versus, currently, in separate brands and technology stacks, there’s monetization on the buyer side. So, all those things, we’re very much looking forward to.

In terms industry-specific delays in projects, we have had a lot of success in signing Fortune 500 companies to become customers. Now, these customers individually must determine when it is appropriate for them to transact. And in the energy vertical, there has been some reluctance there to determine, are we in a new normal in terms of pricing. And as that new normal sticks, the price range — trading range sticks for a few months and then a few quarters, then people are likely to begin to transact in the new normal business environment.

So we have done well, actually, to earn engagements and drive consignments. And yet the transaction activity has been very lethargic in the current business climate. So we believe as that market realizes that the climate is more the new normal that that ultimately, at some point, snaps back, and so we’re positioned to provide the marketplace and the services to advise and transact when the clients are ready. And that’s specifically in energy.

In some other industrial verticals, we also see similar behavior. The manufacturing vertical was a bright spot in the September quarter. That was up double digits year-over-year. I mentioned tremendous activity occurring outside the United States, in Asia, there’s a lot of acceptance of the model cross-border with what we’re doing. So that was a bright spot, a lot of volume activity there. We’ve been very active in Mainland China and Australia, Pacific Rim activity. We would like to see some improvement in driving retail manufacturers into the marketplace, and those manufacturers are a target for us. And we’re layering in service to make the value proposition more compelling for them. So at some point, the worm turns in some of these macro headwinds as we move through the year.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay. Very helpful. Good. Thanks, Bill.

Operator: Our next question comes from the line of Rohit Kulkarni from RBC Capital Markets.

Rohit Kulkarni

RBC Capital Markets LLC

Great. Thanks. Bill, a question for you. You mentioned the first marketplace on the LiquidityOne will go live in summer of 2016, any additional color you can provide in terms of milestones that you’re tracking over the next six months or so? And beyond summer, would it be fair to assume that you’d then be able to launch more of those integrated marketplaces work in 2.0 at a somewhat accelerated clip? And then can you just remind us what was the Jacobs contribution during fiscal 2015? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Sure. Well, in terms of the milestones, we will manifest LiquidityOne marketplace functionality in the first release in the summer of 2016. We are doing that for a variety of reasons. One we believe we have customers that are excited to have that functionality, both the buyer side and the seller side, and we’re doing the release in a controlled way so that we can obtain feedback, maintain this agile development philosophy of taking that feedback and improve the product for the subsequent releases. This marketplace will be providing a full feature-rich My Account management, search, discovery, reporting, allowing us to leverage a lot of the marketing automation. And so we’ll take that as a learning opportunity and invest feedback for the next subsequent releases.

The other functionality that we will see in fiscal 2016 or subsequent milestones are the ability to test and manage a self-service platform in the middle market. So we have a number of clients who have desire to take ownership of how assets are loaded into our system, and those assets are sold in place. We’ve observed in the government arena, with over 8,000 state and local government clients, high adoption of the self-service platform and that’s been an attractive arena for us and so we’re going to begin testing that in the middle market. And I believe that, ultimately, that creates another vector of growth and opportunity for us and one that’s much more of a technology-enabled service than one dependent upon providing fixed storage locations or people on the ground to physically manifest in lots or property. So, those are two important milestones.

And then eventually, this radiates outwards to more of a global platform, multi-currency, multilingual. We have buyers and sellers transacting with us today in industry-specific marketplaces and we will radiate outward from sort of U.S.-centric to these international markets on the L1 platform as we move into fiscal 2017. And then we really have something unique, we believe, in that clients can manage on a full service or a self-service basis anywhere in the globe using our system. And in some cases, we’ve built in multi-tenancy applications, so that if clients want to, in effect, run their own e-commerce marketplace system, we’ll be able to support that in parallel with a big marketplace where we’re handling all the transactions.

So, there’s lots of layers of additional growth and market opportunities that follow this first release in the summer and we’re very excited about it, and it’s a long-term investment and one that we’re doing with quality and lots of customer input.

In terms of the Jacobs business, the Jacobs business had both variable and fixed cost allocated to the business in the past. And that business, because of the cessation of the Walmart general merchandise program was a negative contribution margin in the nine months prior to our disposition of the assets. That business would have had a negative margin in the $5 million-plus range and one that also has opportunity cost for us.

I would add that with Walmart and others, those are still clients of ours. We’ve seen clients bring us ideas on how we can help manage a variety of their pain points, including the addition of value-added services pre and post-sale value-added services to what we provide in our standard offering. And we are doing that and we’ll continue to work with Walmart and other such clients today and in the future.

Rohit Kulkarni

RBC Capital Markets LLC

Okay. If I could just ask one more on the state and municipal side of things. And that seems to be, sorry to say, but the only bright spot here, can you tell — explain what is going on there? Seems to be sustaining a somewhat accelerated growth trajectory if I look at over the last maybe 9 months to 12 months. As in — are you fundamentally doing something different in there or is there some sort of a tipping point in terms of scale or scope efficiencies that you have reached that is leading to this traction recently?

William P. Angrick

Chairman & Chief Executive Officer

Well, I think there’s always this reinforcing dynamic of sellers want to be where the buyers and the highest returns are, and as we’ve gotten to more scale now, it’s over $200 million of GMV in that channel, many agency clients are asking themselves, why reinvent the wheel and moving away from fixed-site live auctions, to sell and place solutions that do at least three things: one, allow them quicker conversion of assets into cash. Two, outsource all the buyer-facing customer service and financial settlements, so they don’t have to ask buyers to visit locations, mail in checks . Three, it allows these agencies to free up space and people, and that aligns with budget-conscious municipal decisions.

And I think also we’re accessing what I would call the next frontier of growth in west of the Mississippi major metro areas in California, Washington, Colorado, even in some of the large cities like Chicago, who are seeing the value proposition and embracing that value proposition. and finally getting to a point where they’re not afraid of using a technology-based marketplace. Most of this marketplace historically has been served by people physically touching and seeing the assets, physically going to government-sponsored events. And I think that there’s a turning point in terms of you can sell high value equipment even if you don’t see the asset.

Lastly, we’ve expanded north of the border to Canada and it’s been well received, and it’s a good case study for us that the service and the tech platform travels well outside the United States. And we’ll continue to see opportunities expand into Canada.

Jorge A. Celaya

Chief Financial Officer & Executive VP

And Rohit, this is Jorge. Just to add, from a business model perspective, the municipal and state government business is one that is a self-service business. And as we mentioned in our earlier comments, the self-service business is part of what we’re trying to expand in our LiquidityOne e-commerce platform to enable across our different marketplaces to more effectively and efficiently expand that type of offering in addition to our full service capability offerings that we have.

So one of the advantages that we have in the LiquidityOne transformation is that our process and proven business model that we have embedded in that particular vertical is one that we are comfortable with, and we now just have to put it in place to facilitate that opportunity for the rest of our verticals. So that is part of the initiatives that you see kind of over time, us looking at the areas that our clients have shown good demand and they’ve requested certain capabilities, and we are now trying to facilitate those for them.

Rohit Kulkarni

RBC Capital Markets LLC

Okay. Great. And sorry, one last question. As you look ahead, I know you’re not giving guidance for this year or beyond. As in — can you highlight, is there anything structurally that’s going to change as you kind of mix shift the business away from Department of Defense and obviously Jacobs? And if I look back, you had margins in mid to high-teens for several years. And is there anything structurally different with the business that would kind of prohibit you from going back to those margins three years from now?

William P. Angrick

Chairman & Chief Executive Officer

Well, I think the blend of services and GMV will evolve depending upon the rate of adoption of either full service or self-service offerings. So, no structural change, really just a function of what the level of penetration is by each service offering and how that blends. Some of these services we provide only are recording fee-for-service on the GAAP revenue line and do not show up in things like in GMV. And so we would counsel, over time, the way to measure the business would be margins as a percentage of GAAP revenue as the level of commission and fee-for- service business rises over time.

Rohit Kulkarni

RBC Capital Markets LLC

Okay. I got it. Okay. Thanks a lot, guys. Good luck.

Operator: Thank you. Our next question comes from the line of Gary Prestopino from Barrington Research. Your question, please?

Gary Frank Prestopino

Barrington Research Associates, Inc.

Hi. Good morning all. Kathy, did you give a CapEx guidance number for the year? I know you gave something on CapEx, but was that historical or for fiscal 2016?

Kathy Domino

Chief Accounting Officer

That was historical.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. Can you share with us what you think your CapEx will be this year?

Jorge A. Celaya

Chief Financial Officer & Executive VP

I think what it’ll be is something similar or slightly higher than last year.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. Slightly higher, okay. All right. Just to make sure that I’m clear on when you’re giving your guidance for this year. The guidance includes the new pricing on the remaining surplus contract. Obviously, Jacobs is out and rolling stock out, is that — that’s correct?

Jorge A. Celaya

Chief Financial Officer & Executive VP

Yes. That’s correct.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. So, if you look at — within the guidance, what should we be using for a reported tax rate percentage?

Jorge A. Celaya

Chief Financial Officer & Executive VP

So looking forward and what’s in our first quarter guidance is a tax rate in the low-30%s and I would expect it to be in the 30%s. As our expenditure levels are where they are and our expected net income performance, the variability in the tax rate will vary more than it has in the past. So it’s a bit hard to give a single number so I would keep a number that’s in the 30%s more in mind as you model out.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay, but because of the sale of Jacobs on a GAAP basis, will you be paying any taxes at all if you show profits?

Jorge A. Celaya

Chief Financial Officer & Executive VP

Sorry, was that a retrospective question or prospective?

Gary Frank Prestopino

Barrington Research Associates, Inc.

Prospective. What I’m trying to get at, didn’t the Jacobs generate some tax loss NOLs?

Jorge A. Celaya

Chief Financial Officer & Executive VP

No. Prospectively, from a tax point of view, the Jacobs transaction is really behind us from a tax point of view.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay.

Jorge A. Celaya

Chief Financial Officer & Executive VP

Yeah. So no, I would not count on that.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. And then Bill, you mentioned that — I was writing this down — you mentioned you had something out in beta, one of a beta version of — of one of the products and the feedback has been positive. Could you tell — maybe I didn’t write this down or listen well enough, but what is that beta version and what has been some of the positive feedback that you’ve been getting from clients with the new product?

William P. Angrick

Chairman & Chief Executive Officer

So I think we’ve commented over the course of the last year that we feel there’s a lot of value in this sort of two- way relationship between manufacturers and retailers. Retailers and their vendor base are looking to reduce the complexity of managing returns. And one area that we’ve taken a lot of feedback on is what’s the level of reporting and management of that process that creates value for both parties. And so we have architected the returns management component of LiquidityOne, seeking to simplify and reduce handling and transportation costs around that return-to-vendor problem. And we’ve gotten feedback from selected parties in that space.

The need for enhancements in lots of aspects related to real-time reporting, the ability to make decisions on further investment and refurbishing of items versus the opportunity to capture value through the disposition of the item, should the item be transported back into stock versus held and liquidated, or even other disposition decisions including the destruction and donation. And so bringing all that together involves our data warehouse, involves our clients reporting portal and tools and then the layering of services on top of our e-commerce marketplace to dispose of items. And those are all things we’re very excited about.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. And then lastly, just on — you talked about in the electronics, supply is down for your end market. Energy is weak. But that’s more or less just symptomatic of just what’s going on in the market itself. I would assume there’s a lot of equipment out there that needs to be regenerated back into the market. Are you getting any sense from some of these energy companies that, what would be the flashpoint where they would start really having a higher level of interest and an appetite for some of this? Obviously — probably a lot having to do with where energy prices end up.

William P. Angrick

Chairman & Chief Executive Officer

Yeah. I think as you have some steady state planning around current levels and the market sort of locked in to sort of the current trading range of where oil is, and therefore investment activities, people are going to need to make decisions on how do you recover some value in idle assets/idle equipment. I mentioned, we signed 11 energy clients in the last quarter. There’s a reason for that because they are starting to take aim at how do I recover some value, or things that aren’t likely to go into production in the next several years.

It’d be one thing if we had sort of a quick bounce-back, but all the industry activities that I am seeing is that people are hunkering down and expect multiple years of lower energy prices. So, I think there’s probably some reference point as we get to the end of the tax year, as we get through the December cycle, people will take a first — very hard look at disposition as a strategy. And I believe you’re talking of a couple, three quarters, and it’ll be apparent that people have adopted the new normal around energy prices.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Dan Kurnos from The Benchmark. Your question, please.

Dan L. Kurnos

The Benchmark Co. LLC

Great. Thanks. Good morning. Not to beat this one to death, but maybe just, if you could give us directionally some color, and I think I know the answer. But if you strip out Walmart/Jacobs for the December quarter going forward for retail, how is retail pacing in general?

And as a follow-up to that, Bill, you’ve talked about it obviously, ad nauseam, in the energy vertical and to capital assets, and you touched on it in your prepared remarks, but maybe if you could give us some color on the impact of deflationary pricing, particularly in sort of the e-commerce market that we’re seeing and the rise of a lot of very price-sensitive competitors and what that’s doing to the secondary marketplace.

William P. Angrick

Chairman & Chief Executive Officer

Well, let me address the first question. The retail business is a business that’s, A, running more efficiently and it’s focused on a multi-channel sales strategy. One that has been developed with the input from clients. So, we handle a range of large volume or large-sized transactions, we handle that both domestically and overseas. We handle pallet to truckload activity on B2B sales through our Liquidation.com marketplace. And we also handle sales on B2C channels. And now, over 15 B2C channels including some of our clients channels. So, we have a range of disposition strategies that we bring to each of the clients.

I think the emphasis of the retail business has continued to expand in multiple categories. The consumer electronics vertical has been a more difficult vertical and it’s a function of sort of this rotation in the world away from hardware to various very limited application hardware devices and lower pricing in that vertical. So some of the traditional PC manufacturers and laptop manufacturers I think have some tough sledding in the environment that we’re in.

And so we’ve rotated a lot of areas where we’ve seen more growth and prospects. And we have a lot of volume activity in the home improvement and building tools category, general merchandise, apparel, soft goods. Those are categories where there’s a lot of omni-channel activity, a lot of opportunity to bundle returns management, refurbishing activity.

The rise of e-commerce clearly means that you’ve got to provide the customer the ability to return the item the way they want to return it. Not everyone wants to go back to the store, so a lot of these products are packed with shipping return labels. And so there’s a lot of stress placed on traditional retailer and manufacturer to manage volumes of returns. So we’re well positioned in the retail vertical to provide both facilities, transportation management, the ability to test and refurbish items and ultimately sell those items. And that’s where we see macro opportunity and growth.

In terms of the secondary marketplace for capital assets, there are lots of different solutions that a client might have, depending upon the vertical in the regional offering. Most of the competition in the capital asset space would consist of the traditional auctioneers which have aggregated product in live events. There are emerging players that offer purely software, that would allow people to run their own auction. That has been around for many years. And I think what it comes down to is what’s the level of service that a client desires to protect their brand, manage the logistics aspects, manage the reporting aspects.

Our experience, Dan, has been that the larger companies, particularly Fortune 500, publicly traded, multinational, they’re really interested in a full service offering to manage compliance reporting, manage the service offering around their supply chain in a consistent way, and need the arms and legs and data to manifest and sell the equipment. And those are high-value sales, and we’re talking about million-dollar items being sold in the marketplace. And the way that that equipment is presented to buyers is very important to them. They want to have confidence that we know the buying customer, that the buying customer is a qualified and safe to sell counterparty to a transaction.

I think we’re one of the very few companies that sells compliance as a service, almost as it relates to the various overlapping checks and reviews we do both on the assets and the buyer side. So that’s very important to our clients. The local auctioneer is still a factor in more a regional basis, and that’s really who we encounter as the alternative.

Dan L. Kurnos

The Benchmark Co. LLC

Yeah. I mean, I was really more asking, Bill — and that’s good color, and it’s also interesting to hear how you think about the evolving returns market, which is maybe a topic of discussion for another time, but I was really getting more at the retail-oriented marketplace. And I know you guys have done some intentional churn to get out of the consumer electronics and sort of re-shift your focus on some other verticals where there might be more growth opportunities.

But we’re seeing kind of a broad brush general merchandise entry within e-com particularly that’s been very price- sensitive. And obviously, you’ve seen the news from Walmart in terms of getting more price aggressive. And I was just wondering if that was expected to depress — the deflationary pricing was expected to depress the secondary marketplace in retail on an extended basis, or if you really see it as just sort of more of a holiday type of impact and then maybe it normalizes over the coming 6 months to 18 months?

William P. Angrick

Chairman & Chief Executive Officer

Yeah. Sure. Well, the promotional environment that we’re in, it certainly will depress average sales prices and people being very aggressive. That’s to be expected. We counteract that by bulking up the product that we sell. We handle pallet to truckload quantities which provide efficient handling and transportation for the buying customer. We also see the offset from e-commerce being a source of steady returns flow into the marketplace and that provides an opportunity to bundle services and create value. And sometimes just the reduction in transportation costs can be a win for the client. So those are things that would counteract just a price-sensitive promotional environment during the holidays.

Dan L. Kurnos

The Benchmark Co. LLC

Got it. That’s helpful. And then maybe just one last one from me from a high level, Bill. Look, maybe not a fair question since it’s still kind of early in the transformation, but if you were to step back and look at the process in your goals and your expectations before you underwent the transformation and now where you’re at, maybe you could talk about some of the key learnings you’ve had thus far. You’ve talked about a few things in response to others. But maybe any differences in strategy or how things have kind of played out versus your initial expectations would be helpful. Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Well, I think first you have to have the sustenance to build the winning products and services and aim at a large market opportunity. We have been bold in thinking about the business as having an international global market opportunity. And the front-end investment to be a player, not just in the United States but around the world, is non-trivial. There’s a significant amount of investment there, both from a process perspective, from a legal compliance/ finance perspective and a staffing perspective.

So, we set up our business, Dan, to be able to execute for clients anywhere in the world across all the major industry sectors that drive the economy, and that is a strategy that ultimately we believe will bear fruit for us. It’s an expensive adventure to be able to manage business on six continents which we did in the last quarter. We sold in every major continent around the world.

And so we ultimately think there is a brand awareness opportunity, the ability to further penetrate clients who work in these various supply chains which are clearly globalizing. If nothing else, the market clearly takes and receives more value if you can handle cross-border buying and selling. So, we’ve set ourselves up to do that, and we have the courage and conviction to integrate multiple brands and technology stacks to support this global network effect.

So in for a penny, in for a pound, I mean, if you’re going to do it, you’re going to do it the right way, and it’s going to be necessitating serious multi-year investment and planning to arrive at your future destination. We think the rise of globalization, the rise of technology, product innovation, e-commerce growth and a renewed focus on sustainability as a strategy positions us to intelligently capture the value of all that material and equipment in the supply chain to benefit our clients, to benefit our buyers and ultimately drive that sustainability goal for the planet. So that’s the big vision around making these investments.

And over to the side, things are going up and down in macro environments, up and down related to a legacy DoD relationship which we value, really has less to do with where we’re taking the business and creating this future growth opportunity.

Jorge A. Celaya

Chief Financial Officer & Executive VP

Dan, to go back to tie this in a little bit to what I mentioned on the municipal and state government where we were leveraging that capability that we have proven there on the self-service than where we have the full service on one end, self-service on the other. If you take that to retail, from the self-service and full service, it’s the same thing, the capabilities we build. Although we are able to do both today with clients, and we have clients that we’re doing these things with, expanding the capabilities so it’s scalable, and it’s — and we are working with several clients to design the capability within the e-commerce LiquidityOne transformation project to allow us to then offer clients what they want for them to be able to do the scalable transactions that they want on a global basis.

So, part of the long-term view in that business is, yes, you can — to some degree, you’re going to have the let’s call it more commodity — commoditized-sensitive side of things. But if you then continue to do that and have a very efficient scalable business that can do that, that’s one model. While at the same time, you can go to the other side on clients, whether it’s retailers or manufacturers of consumer goods, that want full service capabilities such as return to vendor, that we can leverage their clients and the know-how that we have today to really expand it to different verticals and, on a larger scale, in the long run.

So, sorry to tie it back into LiquidityOne, but that is part of the vision of the investment in the transformation. It’s not just the transformation of a technology platform, it’s the transformation of how we go to market and how we meet the demands that we’re already seeing from our clients.

Dan L. Kurnos

The Benchmark Co. LLC

All right. Thanks, guys.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Jason Mitchell from Bank of America. Your question, please.

Jason S. Mitchell

Bank of America Merrill Lynch

Hi. This is Jason here for Nat Schindler. Just first of all, are there any updates on the scrap contract? Has the government put out a RFP yet or anything like that?

William P. Angrick

Chairman & Chief Executive Officer

We executed an extension of the SV contract, our expectation would be that there would be an RFP announcement at some point in fiscal 2016, but we have not seen that yet.

Jason S. Mitchell

Bank of America Merrill Lynch

Okay. And then just on the surplus business, can you give any kind of commentary or kind of color around what the GMV growth was in 2015, kind of ex-rolling stock on a pro forma basis?

William P. Angrick

Chairman & Chief Executive Officer

The business is in a period of year-over-year decline relative to material — the volume and then the pricing/mix of that business. And, again, you have maybe 90 days of visibility on the material that will be referred ultimately for sale, so the lagging indicator would indicate lower volume and a mix of lower value property.

Jason S. Mitchell

Bank of America Merrill Lynch

Okay. And then just in your press release you kind of mentioned you’re still in negotiations with the DoD, I guess, under the new contract terms. Is there any opportunity there for you to maybe get better pricing on the newer contract to value-added services or things like that?

William P. Angrick

Chairman & Chief Executive Officer

Well, the process is really no different than — when you’re performing an engineering project, you build your solution to specs in the scope of the contract. And if the contract requirements change, then you change the solution to meet the requirements. And so, we’re really, in an iterative way, understanding what the DLA wants in terms of executing the business and then modifying our solution to meet the new scope.

So, of course, we would wish that create value for the client and engineer value for Liquidity Services as part of that process, but that’s an ongoing exercise. We don’t have it definitively resolved. There’s really no hard guidance I can give you at this point.

Jason S. Mitchell

Bank of America Merrill Lynch

So is part of your kind of increased investment right now, part of that going into setting up that contract over the course of the next six months?

William P. Angrick

Chairman & Chief Executive Officer

Yes, it is.

Jason S. Mitchell

Bank of America Merrill Lynch

Okay. That’s all the questions I had. Thank you.

Operator: Thank you. This does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Julie Davis for any further remarks.

Julie Davis

Senior Director-Investor Relations

Thank you. That concludes our time for today’s call. We appreciate your participation and we will be available for any follow-up questions you have now. Thank you.

Operator: Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.